September 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:   T. Rowe Price Personal Strategy Funds, Inc.
      File Nos.: 033-53675/811-07173
      Post-Effective Amendment No. 9

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), the above-referenced Post-Effective Amendment (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Shearman & Sterling
Shearman & Sterling